UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 25, 2023

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	CUTR	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 27, 2023, Cutera, Inc. (the “Company”) announced that Talyor C. Harris had been appointed as the Company’s President and Chief Executive Officer, effective as of his first day of employment, which is expected to be August 7, 2023. Mr. Harris has served as a member of the Board of Directors of the Company since May 2023. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc. from April 2018 until that company’s acquisition by Bristol Myers Squibb in November 2020. Prior to that, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., until that company’s acquisition by Allergan plc. He also served as Vice President and Chief Financial Officer at Thoratec Corporation, which was eventually acquired by St. Jude Medical, Inc and worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris currently serves on the board of PROCEPT BioRobotics (NASDAQ: PRCT), Omada Health and Endologix. He previously served on the board of HealthCor Catalio Acquisition Corp. Mr. Harris holds a B.A. from the University of North Carolina at Chapel Hill.

In connection with his appointment as President and Chief Executive Officer, the Company entered into an offer letter with Mr. Harris on July 25, 2023, which provides for, among other things, (i) a base salary of $675,000, (ii) a one-time signing bonus of $300,000 to be paid on March 1, 2024, (iii) annual bonus eligibility beginning with 2024 with a target bonus amount of 100% of salary, (iv) the issuance of a restricted stock award valued at $4,000,000 using the Company’s 30 day VWAP immediately preceding the date of grant, and (v) the issuance of an option award valued at $4,000,000 using the Company’s standard option valuation practices for accounting purposes, at a strike price equal to the closing price of the Company’s common stock on the date of grant. The foregoing summary of the offer letter and equity awards do not purport to be complete and are qualified in their entirety by reference to the full text of the offer letter that is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Mr. Harris will be eligible to participate in the Company’s Executive Change in Control and Severance Policy at a Tier 1 level of severance benefits. Mr. Harris will remain subject to the Company’s standard form of indemnification agreement, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on February 21, 2019.

There are no arrangements or understandings between Mr. Harris and any other persons pursuant to which he was appointed as an officer of the Company. Mr. Harris has no family relationships with any of the Company’s directors or executive officers, and, other than as described above, Mr. Harris does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Harris’ appointment, Sheila A. Hopkins agreed to resign as interim Chief Executive Officer, effective as of Mr. Harris’ first day of employment. Ms. Hopkins will remain a member of the Company’s Board of Directors.

Item 8.01.	Other Events.

On July 27, 2023, the Company issued a press release announcing the appointment of Mr. Harris as the Company’s President and Chief Executive Officer, effective upon his first day of employment. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 8.01 by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the appointment of Taylor Harris are forward-looking statements that involve a number of uncertainties and risks. Actual results may differ materially from these statements and from actual future events or results due to a variety of factors, including: the Company may experience disruptions in its business due to its Chief Executive Officer transition; the anticipated timeline of the leadership transition may not occur as expected; and the other risks described in reports and documents that the Company files from time to time with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. Undue reliance should not be placed on the forwardlooking statements in this Current Report on Form 8-K, which are based on information available to the Company on the date hereof. Except to the extent required by applicable law, the Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter between the Registrant and Taylor C. Harris, dated July 25, 2023.

99.1	Press Release, dated July 27, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

By:	/s/ Sheila A. Hopkins
Sheila A. Hopkins Interim Chief Executive Officer

Date: July 31, 2023